Exhibit 10.1

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, New York 10036

February 7, 2011

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

Attention: Donald H. Robinson

Project Baseball

$600.0 Million Senior Secured Asset-Based Revolving Facility

$700.0 Million Senior Secured Term Facility

$550.0 Million Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You (the “Borrower” or “you”) have advised J.P. Morgan Securities LLC (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Citigroup Global Markets Inc. (“CGMI” and, together with Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to provide the services contemplated herein, “Citi”) and Morgan Stanley Senior Funding, Inc. (“MSSF”; together with JPMorgan, JPMorgan Chase Bank and Citi, the “Commitment Parties,” “we” or “us”) that you (or one or more of your direct or indirect wholly owned subsidiaries) and RehabCare Group, Inc., a Delaware corporation (the “Target”) intend to enter into a merger agreement dated as of the date hereof (the “Transaction Agreement”) pursuant to which you (or one or more of your direct or indirect wholly owned subsidiaries) will merge with and into the Target, with you (or one or more of your direct or indirect wholly owned subsidiaries) continuing as the surviving corporation (the “Transaction”). The expected sources and uses of funding for the Transaction are described in the Sources and Uses Table (the “Table”) attached hereto as Schedule I.

You have also advised us that you propose to finance the Transaction with Borrower common stock and cash. You have further advised us that you propose to finance up to $1,650.0 million of the cash portion of the Transaction consideration, refinancing of indebtedness of Borrower and Target and the related fees and expenses from the following sources: (a) $600.0 million from a senior secured asset-based revolving facility (the “ABL Facility”) of the Borrower, of which no more than $400.0 million plus amounts to fund original issue discount or upfront fees in connection with the flex provisions of the Fee Letter, shall be drawn at closing, (b) $700.0 million from a senior secured term loan facility (the “Term Facility” and together with the ABL Facility, the “Senior Secured Credit Facilities”) of the Borrower and (c) $550.0 million in cash proceeds from (A) the issuance by the Borrower of senior unsecured notes (the “Senior Notes” or “Securities”) in a public offering or Rule 144A private placement and/or (B) in the event the Borrower does not issue the full amount of the Securities at or prior to the time the

Transaction is consummated, a senior bridge facility (the “Bridge Facility”; together with the Senior Secured Credit Facilities, the “Credit Facilities”).

Each of JPMorgan, Citi and MSSF is pleased to advise you that it is willing to act as a joint lead arranger and joint bookrunner for the Credit Facilities, and, subject to the terms and conditions described in this Commitment Letter, each of JPMorgan Chase Bank, Citi and MSSF agree, severally and not jointly, to provide 50%, 25% and 25%, respectively, of the entire principal amount of each of the Credit Facilities. This Commitment Letter, the Summaries of Terms and Conditions attached as Exhibits A, B and C hereto (the “Term Sheets”) and Exhibit D set forth the principal terms and conditions on and subject to which we are willing to make available the Credit Facilities.

It is agreed that JPMorgan, Citi and MSSF will act as the joint lead arrangers and joint bookrunners in respect of the Credit Facilities (in such capacities, the “Joint Lead Arrangers”; together with the Commitment Parties, the “Agents”), and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Credit Facilities. It is agreed that JPMorgan will have “left” placement, and Citi and MSSF will be listed in alphabetical order in any marketing materials or other documentation used in connection with the Credit Facilities. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

We intend to syndicate the Credit Facilities to a group of lenders (together with JPMorgan Chase Bank, Citi and MSSF, the “Lenders”) identified by us in consultation with you, it being understood that we will not syndicate to those persons identified by you in writing to the Joint Lead Arrangers (or to their affiliates) prior to the date hereof (or, if after the date hereof, only if the addition of such persons is reasonably acceptable to the Administrative Agent) (such persons, collectively (including their affiliates), the “Disqualified Institutions”). Notwithstanding any other provision of this Commitment Letter to the contrary, unless you and we so agree (a) no Commitment Party shall be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date, (b) no such assignment or novation shall become effective with respect to any portion of any Commitment Party’s commitment in respect of the Credit Facilities until the initial funding of the Credit Facilities on the Closing Date, and (c) unless the Borrower agrees in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred.

We intend to commence syndication efforts promptly, and you agree, from the date of this Commitment Letter to the earlier of 90 days after the Closing Date and a Successful Syndication actively to assist us in completing a syndication reasonably satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships and those of the Target (b) direct contact between senior management of the Borrower and the proposed Lenders (and your using commercially reasonable efforts to ensure such contact between senior management and non-legal advisors of the Target and the proposed Lenders, (c) as set forth in the next paragraph, assistance from the Borrower and its subsidiaries (and your commercially reasonable efforts to cause Target and its subsidiaries to assist) in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheets, the “Information Materials”), and (d) the hosting, with us and senior management of the Borrower and the use of commercially reasonable efforts to arrange the hosting, with us and senior management of the Target, of one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor completion of the syndication of the Credit Facilities shall constitute a condition precedent to the Closing Date.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders by posting on IntraLinks or another similar electronic system (the “Platform”) (with JPMorgan’s name appearing on the left hand side of any Information Materials and other documentation used in connection with the Credit Facilities and JPMorgan holding the leading role and responsibilities associated with such left placement including maintaining physical books in respect of the Credit Facilities). You also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, the Borrower’s affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. Each Confidential Information Memorandum shall exculpate us with respect to any liability related to the use of the content of such Confidential Information Memorandum or any related marketing material by the recipients thereof. You also acknowledge that Public-Siders employed by the Joint Lead Arrangers or their respective affiliates, consisting of publishing debt analysts, may participate in any public side meetings or telephone conference calls held pursuant to clause (d) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls until the syndication of the Credit Facilities has been completed upon making of allocations by the Joint Lead Arrangers and the Joint Lead Arrangers freeing the Credit Facilities to trade.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, including through a Platform designated “Public-Siders”, unless the Borrower advises the Joint Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Agents for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.

The Joint Lead Arrangers, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Joint Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that none of the Joint Lead Arrangers is advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. In addition, you acknowledge that Morgan Stanley & Co. Incorporated, an affiliate of MSSF, has been retained by you as financial advisor in connection with the Acquisition. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Joint Lead Arrangers shall not have any responsibility or liability to the Borrower with respect thereto.

To assist us in our syndication efforts, you agree promptly to prepare and provide to us (and use commercially reasonable efforts to cause the Target to provide to us) all information with respect to the Borrower and its subsidiaries, the Target, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all written information concerning the Borrower and its subsidiaries and, to your knowledge, the Target and its subsidiaries (including the Information Materials), other than the Projections and other forward looking information and information of a general economic or industry-specific nature, that will be made available by you or any of your representatives pursuant to the immediately preceding sentence (the “Information”) is or will be, when furnished, taken as a whole, complete and correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions you believed to be reasonable at the time made; it being recognized by the Lenders that such Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if prior to the earlier of (x) 90 days after the Closing Date and (y) a Successful Syndication (as defined in the Fee Letter) you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information and the Projections were then being furnished, and such representations were then being made, then you will promptly supplement the Information and the Projections such that (with respect to the Information relating to the Borrower and its subsidiaries and, to the best of your knowledge, the Target and its subsidiaries) such representations and warranties are correct under those circumstances. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid, on the terms and subject to the conditions set forth therein, the nonrefundable fees described in that certain Fee Letter between you and the Commitment Parties, dated as of the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth Exhibit D. The conditions to availability of the commitments and other obligations hereunder and of the Credit Facilities are limited to those set forth herein, in the Term Sheets and Exhibit D. Those matters that are not covered by the provisions hereof and of the Term Sheets are subject to the approval and agreement of the Commitment Parties and the Borrower.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the definitive documentation with respect to the Credit Facilities (the “Credit Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations relating to the Borrower, the Target, its and their respective subsidiaries and its and their respective businesses the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or one of its subsidiaries has the right to terminate its obligations under the Transaction Agreement as a result of a breach of such representations in the Transaction Agreement (to such extent, the “Specified Transaction Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors (as defined in the Term Sheets) in the

Credit Documentation, and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Commitment Letter and in the Term Sheets and Exhibit D are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheets) is not or cannot be provided and/or perfected on the Closing Date (as defined in the Term Sheets) (other than the pledge and perfection of the security interests (1) in the equity securities of any subsidiaries of the Borrower (to the extent required by the Term Sheets) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent (as defined in the Term Sheets) and the Borrower acting reasonably (and in any event within 90 days after the Closing Date or such longer period as may be reasonably agreed by the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Credit Documentation relating to requisite power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into and performance of the Credit Documentation; solvency as of the Closing Date (after giving effect to the Transaction) of the Borrower and its subsidiaries on a consolidated basis; that the entering into and performance of the Credit Facilities will not conflict with organizational documents or laws; Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral; and the status of the ABL Facility and Term Facility and the guarantees thereof as senior debt. This paragraph, and the provisions herein, shall be referred to as the “Closing Date Conditions Provisions”.

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, and (b) whether or not the Transactions are consummated, to reimburse each Commitment Party and its affiliates on demand for all reasonable and invoiced out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. You acknowledge that information and documents relating to the Credit Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and, notwithstanding anything herein to the contrary, no indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems (except to the extent arising from the gross negligence of such indemnified person) or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

Each Commitment Party shall use all non-public information provided to it by or on behalf of you hereunder or in connection with the transactions contemplated hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information, except in each case for information that was or becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this Commitment Letter or was or becomes available to such Commitment Party or its affiliates from a source which is not known by such Commitment Party to be subject to a confidentiality obligation to the Borrower, provided that nothing herein shall prevent such Commitment Party from disclosing any such information (i) to rating agencies, (ii) to any Lenders, assignees or participants or prospective lenders, assignees or participants (other than, in the case of assignees or prospective assignees, Disqualified Institutions), (iii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding (in which case such Commitment Party agrees to promptly notify you to the extent lawfully permitted to do so), (iv) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (v) to such Commitment Party’s employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (vi) to any of its affiliates (with such Commitment Party being responsible for such affiliate’s compliance with this paragraph), (vii) to any other Commitment Party and (viii) for purposes of establishing a “due diligence” defense. This undertaking by each Commitment Party shall automatically terminate on the earlier of (x) one year following the Closing Date or the termination of such Commitment Party’s commitments hereunder or (y) two years from the date hereof. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Commitment Party is a full service securities firm and may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Agents is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Agent has advised or is advising you on other matters, (b) the Agents on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Agents, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and (d) you have been advised that the Agents are engaged in a broad range of transactions that may involve interests that differ from your interests and that no Agent has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship.

Each Agent may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Agent hereunder. You also agree that each Agent may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates; provided that such Agent will not be relieved of all or any portion of their commitments hereunder prior to the initial funding of the Credit Facilities.

This Commitment Letter shall not be assignable by you without the prior written consent of each Agent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Agent. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or electronic “.pdf” file shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the Borough of Manhattan in the City of New York with respect to any action, suit or proceeding in connection with this Commitment Letter and the Fee Letter, and agrees not to bring or support any such action, suit or proceeding in any other court. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheets, the transactions contemplated hereby or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, agents, attorneys and advisors and, on a confidential basis, those of the Target, who are directly involved in the consideration of this matter (except that the Fee Letter may be disclosed to the Target; provided that any disclosure of the Fee Letter or its terms or substance to the Target shall be redacted in respect of (i) the amounts, percentages and basis points of fees set forth in numbered paragraphs 1 through 4 thereof and (ii) the “flex” provisions set forth in paragraph 5 thereof relating to pricing of the Credit Facilities, and paragraph 6 and the related “Total Cap” paragraph thereof, in each case in a manner reasonably satisfactory to the Commitment Parties); (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof, to the extent permitted by law), (c) this Commitment Letter and the Term Sheets may be disclosed in any proxy or other public filing relating to the Transaction and in any prospectus or offering memorandum relating to the Securities, (d) the fees contained in the Fee Letter may be disclosed as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum and (e) this Commitment Letter and the Term Sheets may be disclosed to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, however, that the indemnification provisions contained in the Credit Documentation shall supersede your indemnification obligations hereunder.

We hereby notify you that pursuant to the requirements of the U.S.A. Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we are and each other Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of us or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on February 7, 2011. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the borrowing in respect of the Term Facility and/or ABL Facility does not occur on or before the earlier of (i) September 30, 2011 (the “End Date”), and (ii) the time at which the Transaction Agreement has been irrevocably terminated, then this Commitment Letter and the commitments and undertakings of each of the Agents hereunder shall automatically terminate unless each of them shall, in their discretion, agree to an extension. In addition, the commitments with respect to the Bridge Facility shall be reduced by the amount of cash proceeds of Securities or other Takeout Securities (as defined in the Fee Letter) that are issued after the date hereof.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES LLC

By:	/s/ Andreas Pierroutsakos
	Name:	Andreas Pierroutsakos
	Title:	Vice-President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Dawn LeeLum
	Name:	Dawn LeeLum
	Title:	Executive Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Tom Cole
	Name:	Tom Cole
	Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Christy Silvester
	Name:	Christy Silvester
	Title:	Executive Director

Accepted and agreed to as of the date first above written:

KINDRED HEALTHCARE, INC.

By:	/s/ Donald H. Robinson
	Name:	Donald H. Robinson
	Title:	Senior Vice President, Tax and Treasurer

Schedule I

SOURCES AND USES TABLE

Sources:

Borrower equity issued to Target shareholders	$227,600,000	[1]

Term Loans	700,000,000

Loans under the ABL Facility	350,000,000	[2]

Securities or Bridge Loans	550,000,000

Total Sources	$1,827,600,000

Uses:

Purchase Target	$885,000,000	[3]

Buyout of Target NCI	$20,900,000	[4]

Refinance Borrower and Target debt	798,700,000	[5]

Payment of financing fees and expenses	123,000,000

Total Uses	$1,827,600,000	[6]

[1]	Dollar amount based on an issuance of a fixed number of shares at a price determined at market close on February 1, 2011 and subject to change on the date the Transaction is consummated.
[2]	Maximum draw at closing is $400.0 million, plus additional amounts to cover OID flex on Term Facility.
[3]	Dollar amount based on an issuance of a fixed number of shares at a price determined at market close on February 1, 2011 and subject to change on the date the Transaction is consummated.
[4]	May be disbursed after the Closing Date subject to the terms of the Transaction Agreement.
[5]	Represents the maximum amount to be repaid (subject to footnote 6 below).
[6]

Amounts drawn under the ABL Facility on the Closing Date in excess of $350.0 million, subject to footnote 2 above, will be used to refinance current indebtedness and/or pay financing fees, and any such additional draw may increase the total uses.

Schedule I-1

EXHIBIT A

TERM FACILITY

Summary of Terms and Conditions7

Set forth below is a statement of the terms and conditions for the Term Facility to be used to finance a portion of the Transaction:

Borrower:	Kindred Healthcare, Inc. (the “Borrower”).

Guarantors:	The Borrower’s direct and indirect, existing and future, wholly-owned domestic subsidiaries, other than (i) domestic subsidiaries of foreign subsidiaries to the extent a guarantee by any such restricted subsidiary is not permitted by law or would result in material and adverse tax consequences, (ii) unrestricted subsidiaries, and (iii) Cornerstone Insurance Company (collectively, the “Term Guarantors”; the Borrower and the Term Guarantors, collectively, the “Term Loan Parties”). Any guarantees to be issued in respect of the ABL Facility or the Senior Notes shall be pari passu in right of payment with the obligations under the guarantees of the Term Guarantors.

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan, Citi and MSSF (in such capacity, the “Term Arrangers”).

Co-Syndication Agents:	Citi and MSSF will act as co-syndication agents for the Term Facility.

Administrative Agent:	JPMorgan Chase Bank (in such capacity, the “Term Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, Citi and MSSF, arranged by the Term Arrangers (collectively, the “Term Lenders”).

[7]

All capitalized terms used but not defined in the Exhibits to the Commitment Letter have the meanings given to them in the Commitment Letter to which they are attached, including the Exhibits thereto and the Annexes to the Fee Letter referenced in the Exhibits. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in an Exhibit shall be determined by reference to the context in which it is used.

Term Facility

Type and Amount:

A seven-year term loan facility (the “Term Facility”) in the amount of up to $700.0 million (the loans thereunder, the “Term Loans”). The Term Loans shall be repayable in equal quarterly installments of 1.00% of the original principal amount per year with the balance thereof payable on the date that is the seventh anniversary of the Closing Date (the “Maturity Date”).

Availability:	The Term Loans shall be made in a single drawing on the Closing Date (as defined below).

Documentation Considerations:	The Term Facility Documentation (as defined below) shall contain the terms set forth in this Term Sheet and other terms customary for facilities of this type, subject to materiality thresholds, baskets and exceptions to be agreed (giving due regard to then prevailing market conditions and the operational requirements of the Borrower and its subsidiaries in light of their size, industry and practices and the Projections and model dated as of January 2011 (the “Model”) provided by the Borrower to the Joint Lead Arrangers (the “Documentation Considerations”)).

Purpose:	The proceeds of the Term Loans shall be used to finance the Transaction, repay the debt of Target and the Borrower, and to pay fees and expenses related thereto.

Incremental Term Facility	The Term Facility will permit the Borrower to add one or more incremental term loan facilities to the Term Facility (each, an “Incremental Term Facility”) in an aggregate amount, together with the aggregate amount of outstanding loans and/or commitments under all Incremental ABL Facilities (as defined in Exhibit B), not to exceed $150.0 million; provided that (i) no existing Term Lender will be required to participate in any such Incremental Term Facility without its consent, (ii) no event of default under the Term Facility would exist after giving effect thereto, (iii) the representations and warranties in the Term Facility Documentation (as defined below) shall be accurate in all material respects, (iv) on a pro forma basis after giving effect to the incurrence of any such Incremental Term Facility (and after giving effect to any acquisition consummated simultaneously therewith and all other appropriate pro forma adjustment events), (a) the Borrower is in pro forma compliance under the Term Facility Documentation with the financial covenants and (b) the ratio of senior secured indebtedness to EBITDA of the Borrower (in each case defined in a manner to be agreed) does not exceed 2.5x, in each case, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (v) the maturity date of any such Incremental Term Facility shall be no earlier than the Maturity Date and the weighted average life of such Incremental Term Facility shall be no shorter than the then remaining weighted average life of the Term Facility, (vi) the interest rate margins and (subject to clause (v)) amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that to the extent the yield (to be defined to include all upfront fees (other than fees exclusively paid to the lead arrangers of the Term Facility or any Incremental Term Facility) and OID based on a 4-year weighted average life) on such Incremental Term Facility exceeds the yield (defined in the same manner) on the Term Facility by more than 0.50%, then the interest margins for the Term Facility shall be increased to the extent required so that the yield on such Incremental Term Facility shall not exceed the yield on the Term Facility by more than 0.50%, (vii) any LIBOR/ABR floors applicable to any Incremental Term Facility shall be no higher than the LIBOR/ABR floors applicable to the Term Facility and (viii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clauses (v) and (vi) above), they shall be reasonably satisfactory to the Term Administrative Agent.

The Borrower may seek commitments in respect of the Incremental Facilities from existing Term Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Term Lenders in connection therewith (“Additional Lenders”); provided that the Term Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of Term Loans to such Additional Lender.

Fees and Interest Rates:	As set forth on Annex I to the Fee Letter.

Optional Prepayments and
Commitment Reductions:
Term Loans may be prepaid by the Borrower in minimum amounts to be agreed upon without premium or penalty. Optional prepayments of the Term Loans shall be applied as specified by the Borrower. Optional prepayments of the Term Loans may not be reborrowed.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans:

(a) 100% of the net cash proceeds from any issuance of preferred stock or incurrence of indebtedness after the Closing Date by the Borrower or any of its restricted subsidiaries, except for proceeds of Takeout Securities to the extent applied to repay the Bridge Facility and subject to an exception for permitted debt; provided that the net cash proceeds of any such issuance of preferred stock or incurrence of indebtedness will be applied first to repay any outstanding obligations of the Borrower in respect of the Bridge Facility.

(b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries of any assets, other than net cash proceeds of any sale or other disposition reinvested (or contractually committed to reinvest) in assets to be used in the business of the Borrower and its subsidiaries within 360 days of such sale or disposition (provided that any such contractually committed reinvestment shall be consummated no later than the 450th day following such sale or disposition), and subject to certain other customary exceptions to be agreed upon.

(c) 50% of Excess Cash Flow (to be defined in a manner to be agreed) for each fiscal year of the Borrower (commencing with the 2011 fiscal year) subject to stepdowns to 25% and 0% of Excess Cash Flow when the Borrower’s total adjusted leverage ratio (defined in a manner to be agreed, but generally defined as set forth under “Financial Covenants”) is at levels to be agreed.

Mandatory prepayments of the Term Loans shall be applied first to scheduled installments thereof occurring within the next 12 months in direct order of maturity and second ratably to the remaining respective installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

Security The obligations of each Term Loan Party in respect of the Term Facility shall be secured by (i) a perfected first priority security interest in all of the Loan Parties’ tangible and intangible assets (including, without limitation, intellectual property, owned real property and all of the capital stock of each of the Borrower’s direct and indirect subsidiaries

(limited, in the case of foreign subsidiaries, to 66% of the capital stock of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in material adverse tax consequences and except to the extent non-US law documentation would be required, and excluding Cornerstone and equity interests in partnerships and joint ventures to the extent a pledge of interests therein is not permitted by contract applicable to such partnership or joint venture) except for (i) the ABL Facility Collateral (as defined in Exhibit B), (ii) any leasehold interests and (iii) those assets as to which the Term Administrative Agent shall determine in its reasonable discretion that the cost of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby (such collateral, the “Term Facility Collateral”), and (b) a perfected second priority security interest in the ABL Facility Collateral.

A customary intercreditor agreement will be entered into by the Term Administrative Agent and the ABL Administrative Agent (as defined in Exhibit B). The ABL Administrative Agent shall have a second priority lien on the Term Facility Collateral. For the avoidance of doubt, the collateral structure will not require assets to be moved within the organizational structure of the Borrower.

Certain Conditions	The availability of the Term Facility shall be conditioned solely upon the conditions set forth in Exhibit D (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

Documentation	The Term Facility Documentation shall contain representations, warranties, covenants and events of default (in each case, applicable to the Borrower and its restricted subsidiaries) customary for financings of this type, consistent with the Documentation Considerations, including, without limitation:

Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law and regulations; corporate power and authority; enforceability of Term Facility Documentation; no conflict with law, regulations or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests;

solvency; status of Term Facility as senior debt; Patriot Act compliance; and delivery of certain documents. Certain representations and warranties will contain customary materiality qualifiers and scheduled exceptions to be agreed.

Affirmative Covenants:	Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Term Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws, regulations and material contractual obligations; maintenance of property and insurance (including, without limitation, operating licenses); maintenance of books and records; right of the Term Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property and future guarantees); and agreement to obtain interest rate and currency protection in an amount and manner reasonably satisfactory to the Term Administrative Agent.

Financial Covenants:	Financial covenants to be:

•         Maintenance of a maximum total adjusted leverage ratio (to be defined in a manner to be agreed, but generally defined as total debt plus six times consolidated rental expense, over EBITDAR, each component to be defined) with levels to be agreed.

•         Maintenance of a minimum fixed charge coverage ratio (to be defined in a manner to be agreed, but generally defined as EBITDAR over interest expense plus consolidated rental expense) with levels to be agreed.

• Maximum capital expenditures in amounts to be agreed with one year carryover on terms to be agreed.

Covenant levels for the total adjusted leverage ratio and fixed charge coverage ratio shall provide a 25-30% cushion (calculated on a static basis) in EBITDAR above the EBITDAR levels set forth in the Model.

Generally accepted accounting principles (“GAAP”) in effect on the Closing Date shall apply to the interpretation of any accounting terms (including computations of any financial ratio) under the Term Facility Documentation; provided that, at any time any change in GAAP would affect any such interpretation or computation, the Borrower shall promptly notify the Term Administrative Agent and negotiate in good faith to amend the affected provision or provisions to preserve the original intent thereof in light of such change in GAAP; provided, further, that until such amendment is consummated, the Borrower shall provide to the Term Administrative Agent a written reconciliation, satisfactory to the Term Administrative Agent, between calculations of any financial ratio made before and after giving effect to such change in GAAP.

Negative Covenants:	Usual and customary for transactions of this type (subject to thresholds and/or exceptions to be agreed), including, but not limited to: indebtedness (including guarantee obligations, and preferred stock, foreign currency exchange and hedging agreements); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; issuance and sale of capital stock of subsidiaries; investments and acquisitions, loans, guarantees and advances; restricted payments; payments and modifications of junior debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business.

Unrestricted Subsidiaries:	Subject to customary limitations and conditions (including, without limitation, pro forma covenant compliance and compliance with the limitations in the investment covenant), the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Term Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Term Facility Documentation on terms consistent with those in the Second Amended and Restated Credit Agreement, dated as of July 18, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Existing Credit Agreement”), among the Borrower, the lenders party thereto, JPMorgan Chase Bank, as administrative agent and collateral agent, and the other parties thereto.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties;

violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness (including, without limitation, the ABL Facility); bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions; and a change of control (the definition of which is to be agreed upon).

Voting:	Amendments and waivers with respect to the Term Facility Documentation shall require the approval of Term Lenders holding more than 50% of the aggregate amount of the Term Loans, except that (a) the consent of each Term Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Term Lender’s commitment and (b) the consent of 100% of the Term Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Term Guarantors.

Assignments and Participations:	The Term Lenders shall be permitted to assign all or a portion of their Term Loans with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Term Lender, an affiliate of a Term Lender or an approved fund, or (ii) an event of default has occurred and is continuing, and (b) the Term Administrative Agent, unless a Term Loan is being assigned to a Term Lender, an affiliate of a Term Lender or an approved fund; provided that no assignments shall be made to Disqualified Institutions. In the case of partial assignments (other than to another Term Lender, an affiliate of a Term Lender or an approved fund), the minimum assignment amount shall be $1,000,000 unless otherwise agreed by the Borrower and the Term Administrative Agent. Assignments will be by novation. The Term Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The Term Lenders shall also be permitted to sell participations in their Term Loans. Participants shall have the same benefits as the Term Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Term Lender from which it purchased its participation would be required. Pledges of Term Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Term Facility Documentation shall contain provisions (a) protecting the Term Lenders against increased costs or loss of yield resulting from changes after the Closing Date in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Term Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to the Fee Letter) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Term Facility Documentation shall provide that the Borrower shall pay (a) all invoiced reasonable out-of-pocket expenses of the Term Administrative Agent and the Term Arrangers associated with the syndication of the Term Facility and the preparation, execution, delivery and administration of the Term Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Term Administrative Agent and the Term Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Facility Documentation.

The Term Administrative Agent, the Term Arrangers and the Term Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities and reasonable and invoiced out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	State of New York.

Counsel to the Term Administrative Agent and the Term Arrangers:	Cahill Gordon & Reindel LLP.

EXHIBIT B

ABL FACILITY

Summary of Terms and Conditions

Set forth below is a statement of the terms and conditions for the ABL Facility to be used to finance a portion of the Transaction:

Borrower:	Kindred Healthcare, Inc. (the “Borrower”).

Guarantors:	The Borrower’s direct and indirect, existing and future, wholly-owned domestic subsidiaries, other than (i) domestic subsidiaries of foreign subsidiaries to the extent a guarantee by any such restricted subsidiary is not permitted by law or would result in material and adverse tax consequences, (ii) unrestricted subsidiaries, and (iii) Cornerstone Insurance Company (collectively, the “ABL Guarantors”; the Borrower and the ABL Guarantors, collectively, the “ABL Loan Parties” and, together with the Term Loan Parties, the “Loan Parties”). Any guarantees to be issued in respect of the Term Facility or the Senior Notes shall be pari passu in right of payment with the obligations under the guarantees of the ABL Guarantors.

Joint Lead Arrangers and
Joint Bookrunners:	JPMorgan, Citi and MSSF (in such capacity, the “ABL Arrangers”).

Co-Syndication Agents:	Citi and MSSF will act as co-syndication agents for the ABL Facility.

Administrative Agent:	JPMorgan Chase Bank (in such capacity, the “ABL Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, Citi and MSSF, arranged by the ABL Arrangers (the “ABL Lenders”).

Documentation Considerations:	The ABL Facility Documentation (as defined below) shall contain the terms set forth in this Term Sheet and other terms customary for facilities of this type, subject to materiality thresholds, baskets and exceptions to be agreed, consistent with the Documentation Considerations.

ABL Facility:	A senior secured asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $600.0 million (the loans thereunder, the “ABL Loans”), of which up to an amount to be agreed will be available in the form of letters of credit.

Swingline Facility:	In connection with the ABL Facility, the ABL Administrative Agent (in such capacity, the “ABL Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in an aggregate amount not to exceed $30.0 million at any time outstanding; provided that the ABL Swingline Lender shall not be required to make available loans under the swingline facility for so long as the ABL Swingline Lender reasonably believes there is a “defaulting” ABL Lender. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Each ABL Lender under the ABL Facility shall, promptly upon request by the ABL Swingline Lender, fund to the ABL Swingline Lender its pro rata share of any swingline borrowings.

If any ABL Lender becomes a Defaulting ABL Lender (to be defined in a customary manner to be agreed) then the swingline exposure of such Defaulting ABL Lender will automatically be reallocated among the non-Defaulting ABL Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of such non-Defaulting ABL Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting ABL Lender, the ABL Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-Defaulting ABL Lenders. The ABL Facility shall contain provisions permitting the Borrower to replace any Defaulting Lender on customary terms.

Incremental ABL Facilities:

The ABL Facility Documentation will permit the Borrower to increase commitments under the ABL Facility (any such increase, an “Incremental ABL Facility”) in an aggregate amount, together with the aggregate amount of outstanding loans and/or commitments under all Incremental Term Facilities, not to exceed $150.0 million; provided that (i) no default or event of default exists or would exist after giving effect thereto, (ii) any Incremental ABL Facility shall be on terms and pursuant to documentation applicable to the ABL Facility, except with respect to any commitment, arrangement, upfront or similar fees that may agreed to among the

Borrower and the lenders providing such additional commitments (iii) on a pro forma basis after giving effect to the incurrence of any such Incremental ABL Facility (assuming such Incremental ABL Facility is fully borrowed) (and after giving effect to any acquisition consummated simultaneously therewith and all other appropriate pro forma adjustment events), the Borrower is in pro forma compliance under the ABL Facility Documentation with the financial covenants; and (iv) the representations and warranties in the ABL Facility Documentation shall be accurate in all material respects. The Borrower may seek commitments in respect of the Incremental ABL Facility from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become ABL Lenders in connection therewith, (“Additional ABL Lenders”); provided that the ABL Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional ABL Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of ABL Loans to such Additional ABL Lender.

Purpose:	The letters of credit and proceeds of ABL Loans (except as set forth below) will be used by the Borrower and its subsidiaries for working capital and general corporate purposes (including permitted acquisitions).

Availability:	Subject to the Borrowing Base (as defined below), ABL Loans shall be made available on the Closing Date (i) to fund original issue discount or upfront fees in connection with the flex provisions in the Fee Letter, and (ii) to fund up to $400.0 million in the aggregate to pay for the acquisition of Target, to refinance existing indebtedness of the Target, the Borrower and their respective subsidiaries (including accrued and unpaid interest and applicable premiums) and to pay costs and expenses related to the Transaction.

ABL Loans will be available, subject to the then-applicable Borrowing Base, at any time prior to the final maturity of the ABL Facility, in minimum principal amounts to be agreed. Amounts repaid under the ABL Facility may be reborrowed, subject to the then-applicable Borrowing Base.

In addition, letters of credit may be issued on or after the Closing Date to backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit in the ABL Facility) or for other general corporate purposes.

Borrowing Base:	The borrowing base (the “Borrowing Base”) at any time shall equal the sum of 85% of eligible accounts receivable of the Borrower and the ABL Guarantors (of which no more than $30.0 million may be comprised of aged accounts receivables) minus reserves. Eligibility criteria for eligible accounts receivable included in the Borrowing Base shall be set forth in the ABL Facility Documentation in a manner consistent with the Existing Credit Agreement.

The Borrowing Base will be computed by the Borrower monthly and any time if requested by the ABL Administrative Agent if it reasonably believes that the Borrowing Base is materially inaccurate, and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base will be delivered to the ABL Administrative Agent promptly, but in no event later than the thirtieth day following the end of each calendar month.

The ABL Administrative Agent will have the right to establish and modify reserves in its Permitted Discretion, with prior written notice to the Borrower. For purposes of the foregoing, “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Excess Availability” shall mean, at any time, the remainder of (a) the lesser of (i) the aggregate commitments under the ABL Facility at such time and (ii) the Borrowing Base as then in effect minus (b) the sum of (i) aggregate principal amount of all ABL Loans then outstanding and (ii) all amounts outstanding under letters of credit (including issued and undrawn letters of credit) at such time.

Interest Rates and Fees:	As set forth on Annex II to the Fee Letter.

Default Rate:	Any principal payable under or in respect of the ABL Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts (including overdue interest) shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Letters of Credit:	Letters of credit under the ABL Facility will be issued by the ABL Administrative Agent and/or another ABL Lender reasonably acceptable to the Borrower and the ABL Administrative Agent (each, an “ABL Issuing Bank”) in an aggregate face amount not to exceed $100.0 million at any time outstanding. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) unless arrangements reasonably satisfactory to the ABL Issuing Bank have been entered into, the fifth business day prior to the final maturity of the ABL Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day or, if notice is given later than a customary time to be agreed, within one business day. To the extent that the Borrower does not reimburse the ABL Issuing Bank when required, the ABL Lenders under the ABL Facility shall be irrevocably obligated to reimburse the ABL Issuing Bank pro rata based upon their respective ABL Facility commitments.

If any ABL Lender becomes a Defaulting ABL Lender, then the letter of credit exposure of such Defaulting ABL Lender will automatically be reallocated among the non-Defaulting ABL Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of such non-Defaulting ABL Lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure of such Defaulting ABL Lender, the applicable ABL Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-Defaulting ABL Lenders, unless such “uncovered” exposure is cash collateralized to the ABL Issuing Bank’s reasonable satisfaction.

Final Maturity:	The ABL Facility will mature on the date that is five years after the Closing Date and all outstanding amounts shall be due and payable on such date.

Security	The obligations of each ABL Loan Party in respect of the ABL Facility and any swap agreements and, at the Borrower’s option, cash management arrangements, in either case provided by any ABL Lender (or any affiliate of an ABL Lender), shall be secured by (i) a perfected first priority security interest in all of its accounts receivable, cash, deposit accounts, securities accounts, books and records related to and proceeds of the foregoing (such collateral, the “ABL Facility Collateral” and, together with the Term Facility Collateral, the “Collateral”), and (ii) a perfected second priority security interest in the Term Facility Collateral.

Subject to a customary intercreditor agreement to be entered into by the ABL Administrative Agent and the Term

Administrative Agent, the ABL Administrative Agent shall have the benefit of customary intercreditor provisions relating to access and use of non-ABL Facility Collateral. Subject to the terms of such intercreditor agreement, the Term Administrative Agent shall have a second priority lien on the ABL Facility Collateral. For the avoidance of doubt, the collateral structure will not require assets to be moved within the organizational structure of the Borrower.

Cash Management/Cash Dominion:	Concentration account and account control agreement structure (including, without limitation, use of cash to repay ABL Loans) consistent with the Existing Credit Agreement shall be maintained (with appropriate provisions for post-closing integration of Target cash management systems and implementation of control agreements to be agreed).

Mandatory Prepayments:	If at any time, the aggregate amount of outstanding ABL Loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the Maximum Borrowing Amount, then the Borrower will immediately repay outstanding ABL Loans and/or cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the ABL Facility commitments.

Voluntary Prepayments and
Reductions in Commitments	Voluntary reductions of the unutilized portion of the ABL Facility commitments and prepayments of borrowings will be permitted at any time (subject to customary notice requirements), in minimum principal amounts to be agreed, without premium or penalty, subject to reimbursement of the ABL Lenders’ redeployment costs in the case of a prepayment of Eurodollar Rate borrowings prior to the last day of the relevant interest period. All voluntary prepayments will be applied as directed by the Borrower.

Certain Conditions on the Closing Date	The availability of the ABL Facility on the Closing Date shall be conditioned solely upon the conditions set forth in Exhibit D (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

Conditions to All Borrowings
After the Closing Date	Delivery of notice of borrowing, accuracy of representations and warranties in all material respects; provided that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); absence of defaults.

Documentation	The documentation for the ABL Facility (the “ABL Facility Documentation”) shall contain representations, warranties,

covenants and events of default (in each case, applicable to the Borrower and its restricted subsidiaries) customary for financings of this type, consistent with the Documentation Considerations, including, without limitation:

Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law and regulations; corporate power and authority; enforceability of ABL Facility Documentation; no conflict with law, regulations or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; status of ABL Facility as senior debt; Patriot Act compliance; and delivery of certain documents. Certain representations and warranties will contain customary materiality qualifiers and scheduled exceptions to be agreed.

Affirmative Covenants:	Delivery of financial statements and Borrowing Base Certificate, reports, accountants’ letters, projections, officers’ certificates and other information requested by the ABL Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws, regulations and material contractual obligations; maintenance of property and insurance (including, without limitation, operating licenses); maintenance of books and records; right of the ABL Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property and future guarantees); and annual field audits at Borrower’s expense (provided that if at any time the average usage of the ABL Facility over the prior 90 days is greater than 75% of the lesser of (i) the Borrowing Base in effect at such time and (ii) the aggregate commitments under the ABL Facility at such time, one additional field audit will be permitted in such calendar year, except that, during an event of default, additional field audits shall be required at the ABL Administrative Agent’s request, in each case, at the Borrower’s expense) and periodic updates of the appraisal conducted in connection with the establishment of the ABL Facility.

Financial Covenants:	Financial covenants to be:

•       Maintenance of a minimum fixed charge coverage ratio (to be defined in a manner to be agreed, but generally defined as EBITDAR over interest expense plus consolidated rental expense) with levels to be agreed.

• Maximum capital expenditures in amounts to be agreed with one year carryover on terms to be agreed.

Covenant levels for the fixed charge coverage ratio shall provide a 25-30% cushion (calculated on a static basis) in EBITDAR above the EBITDAR levels set forth in the Model.

Negative Covenants:	Usual and customary for transactions of this type (subject to thresholds and/or exceptions to be agreed), including, but not limited to: indebtedness (including guarantee obligations, and preferred stock, foreign currency exchange and hedging agreements); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; issuance and sale of capital stock of subsidiaries; investments and acquisitions, loans, guarantees and advances; restricted payments; payments and modifications of junior debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business.

Unrestricted Subsidiaries:	Subject to customary limitations and conditions (including, without limitation, pro forma covenant compliance and compliance with the limitations in the investment covenant), the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the ABL Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the ABL Facility Documentation on terms consistent with those in the Existing Credit Agreement.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness (including, without limitation, the Term Facility); bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions; and a change of control (the definition of which is to be agreed upon).

Voting:	Amendments and waivers with respect to the ABL Facility Documentation will require the approval of ABL Lenders holding more than 50% of the aggregate principal amount of ABL Loans and commitments under the ABL Facility (the “Required ABL Lenders”), except that (i) the consent of each ABL Lender directly adversely affected thereby shall be required with respect to (a) increases in the commitment of such ABL Lender, (b) reductions of principal, interest or fees, and (c) extensions of final maturity or the due date of any interest or fee payment, (ii) the consent of a supermajority (66.7%) of the ABL Lenders shall be required for any changes to the Borrowing Base definition or the component definitions thereof which result in increased borrowing availability or advance rates; provided that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase reserves in its Permitted Discretion, and (iii) the consent of all ABL Lenders shall be required with respect to (a) releases of all or substantially all ABL Guarantors or all or substantially all of the Collateral and (b) changes in voting rights.

The ABL Facility Documentation shall contain provisions to be agreed relating to “defaulting” ABL Lenders and agents (including for insolvency), including provisions relating to providing cash collateral to support swingline loans or letters of credit, the suspension of voting rights, rights to receive certain fees, and termination or assignment of commitments or ABL Loans of such ABL Lenders.

Assignments and Participations:	The ABL Lenders will be permitted to assign loans and commitments under the ABL Facility to financial institutions in the business of making regular extensions of credit with the consent of the Borrower, the ABL Swingline Lender and the ABL Issuing Bank (in each case, not to be unreasonably withheld, delayed or conditioned); provided that no consent of the Borrower shall be required after the occurrence and during the continuance of an event of default; provided, further, that no assignments shall be made to Disqualified Institutions. All assignments will require the consent of the ABL Administrative Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $5,000,000 or, in each case, if less, all of such ABL Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation. An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the ABL Administrative Agent.

The ABL Lenders will be permitted to sell participations in loans and commitments without consent being required (other than to the Borrower and its affiliates or any natural person), subject to customary limitations. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any amortization, interest or fee payment, (d) releases of the guarantees of all or substantially all ABL Guarantors or all or substantially all of the Collateral and (e) changes in voting rights.

Yield Protection:	The ABL Facility Documentation shall contain customary provisions (a) protecting the ABL Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the ABL Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex II to the Fee Letter) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The ABL Facility Documentation shall provide that the Borrower shall pay (a) all invoiced reasonable out-of-pocket expenses of the ABL Administrative Agent and the ABL Arrangers associated with the syndication of the ABL Facility (including field examinations) and the preparation, execution, delivery and administration of the ABL Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the ABL Administrative Agent and the ABL Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Facility Documentation.

The ABL Administrative Agent, the ABL Arrangers and the ABL Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or reasonable and invoiced out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	State of New York.

Counsel to the ABL Administrative Agent and the ABL Arrangers:	Cahill Gordon & Reindel LLP.

EXHIBIT C

BRIDGE FACILITY

Summary of Terms and Conditions

Set forth below is a statement of the terms and conditions for the Bridge Facility to be used to finance a portion of the Transaction:

Initial Loans:	The Bridge Lenders (as defined below) will make senior unsecured loans (the “Initial Loans” or “Bridge Loans”) to the Borrower on the Closing Date (as defined below) in an aggregate principal amount not to exceed $550.0 million.

Borrower:	Kindred Healthcare, Inc. (the “Borrower”).

Guarantors:	The Bridge Facility Debt (as defined below) shall be jointly and severally consummated by all guarantors of the Term Facility on a senior basis (the “Bridge Guarantors” and, together with the Term Guarantors and ABL Guarantors, the “Guarantors”).

Administrative Agent:	JPMorgan Chase Bank (in such capacity, the “Bridge Administrative Agent” and, together with the Term Administrative Agent and ABL Administrative Agent, the “Administrative Agents”) will act as administrative agent for the Bridge Lenders holding the Initial Loans from time to time.

Joint Lead Arrangers and
Joint Bookrunners:	JPMorgan, Citi and MSSF (in such capacities, the “Bridge Arrangers” and, together with the Term Arrangers and ABL Arrangers, the “Joint Lead Arrangers”).

Lenders:	JPMorgan Chase Bank, Citi, MSSF, and any other holder of any portion of the Initial Loans or of any commitment to make the Initial Loans are collectively referred to as the “Bridge Lenders” (and, such Bridge Lenders, the Term Lenders and the ABL Lenders, the “Lenders”).

Use of Proceeds:	The proceeds of the Initial Loans will be used to provide funds to finance the Transaction and to pay fees and expenses related thereto.

Funding:	The Bridge Lenders will make the Initial Loans simultaneously with (a) the consummation of the Transaction and (b) the initial funding under the Term Facility. The date on which such Initial Loans are made and the Transaction is consummated is herein called the “Closing Date.”

Maturity/Exchange:	The Initial Loans will initially mature on the date that is 12 months following the Closing Date (the “Initial Loan Maturity

Date”), which shall be extended as provided below. If any Initial Loan has not been previously repaid in full on or prior to the Initial Loan Maturity Date, the Bridge Lender in respect of such Initial Loan will have the option at any time or from time to time on or after the Initial Loan Maturity Date to receive exchange notes in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I (the “Exchange Notes”; together with the Initial Loans, the “Bridge Facility Debt”). Subject only to the absence of a nonpayment or bankruptcy default, the maturity of any Initial Loans that are not exchanged for Exchange Notes on the Initial Loan Maturity Date shall automatically be extended to the eighth anniversary of the Closing Date.

The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

Interest Rates:	As set forth on Annex III to the Fee Letter.

Mandatory Redemption:	The Borrower will be required to prepay Initial Loans (and, if issued, redeem Exchange Notes, to the extent required by the terms of such Exchange Notes) on a pro rata basis, at par plus accrued and unpaid interest from the net cash proceeds of debt incurrences, issuances of equity and, after deduction of, among other things, amounts required, if any, to repay the Term Facility, the sale of any assets outside the ordinary course of business, subject to exceptions and baskets to be agreed. In addition, upon the occurrence of a change of control, the Borrower will be required to redeem the Exchange Notes at 101% of the principal amount of such Initial Loans or Exchange Notes, as applicable, plus accrued and unpaid interest.

Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon two business days’ prior notice, at par plus accrued and unpaid interest and, if applicable, breakage costs.

Documentation Considerations:	The documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall contain the terms set forth in this Term Sheet and other terms customary for facilities and transactions of this type, as may be reasonably agreed by the Bridge Arrangers, the Bridge Lenders and the Borrower, subject to materiality thresholds, baskets and exceptions to be agreed, consistent with the Documentation Considerations.

Conditions Precedent:	The availability of the Bridge Facility shall be conditioned solely upon the conditions set forth in the next sentence, the twelfth and thirteenth paragraph of the Commitment Letter and in Exhibit D. The making of the Initial Loans shall also be conditioned upon the accuracy of the Specified Transaction Agreement Representations and Specified Representations.

Representations and Warranties:	Substantially similar to the representations and warranties set forth in the Term Facility Documentation and their accuracy in all material respects on the Closing Date will be a condition to the making of the Initial Loans.

Covenants:	Substantially similar to the covenants set forth in the Term Facility Documentation and ABL Facility Documentation, subject to certain adjustments (including, without limitation, incurrence-based negative covenants and no financial maintenance covenants) customary for facilities of this type (consistent with the Documentation Considerations) to be agreed (including, without limitation, a covenant to refinance Initial Loans, including in connection with any Securities Demand). Prior to the Initial Loan Maturity Date, the covenants will be more restrictive than those in the Exchange Notes. Following the Initial Loan Maturity Date, the covenants relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:	Substantially similar to the events of default set forth in the Term Facility Documentation and ABL Facility Documentation, subject to certain adjustments (including, without limitation, a cross-acceleration but no cross-default event of default) customary for facilities of this type (consistent with the Documentation Considerations) to be agreed and others as may be reasonably required by the Bridge Arrangers (with customary notice and grace periods to be agreed). Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Substantially the same as the cost and yield protection provisions of the Term Facility Documentation.

Assignment and Participation:	Subject to the prior approval of the Bridge Administrative Agent (such approval not to be unreasonably withheld), the Bridge Lenders will have the right to assign Initial Loans (other than to Disqualified Institutions) without the consent of the Borrower; provided, that, unless an event of default has occurred prior to the Initial Loan Maturity Date and is at such time continuing, the Bridge Lenders may not assign more than 50% of the principal amount the Initial Loans without the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (it being understood that Bridge Lenders may participate their Initial Loans as provided in the next paragraph) prior to the Initial Loan Maturity Date. Assignments will be by novation.

Subject to the prior approval of the Bridge Administrative Agent (such approval not to be unreasonably withheld), the Bridge Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Bridge Lenders holding more than 50% of the outstanding Initial Loans, except that (i) the consent of each adversely affected Bridge Lender will be required for (a) reductions of principal, interest rates or spread, (b) except as provided under “Maturity/Exchange” above, extensions of the Initial Loan Maturity Date, (c) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange and (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (ii) the consent of 100% of the Bridge Lenders shall be required with respect to (a) reductions to any of the voting percentages and pro rata provisions, (b) modifications to the redemption provisions of the Exchange Notes, (c) releases of all or substantially all of the Bridge Guarantors and (d) change the ranking.

Expenses and Indemnification:	The Bridge Facility Documentation shall provide that the Borrower shall pay (a) all invoiced reasonable out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Arrangers associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Facility Documentation.

The Bridge Administrative Agent, the Bridge Arrangers and the Bridge Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities and reasonable and invoiced out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent and the Bridge Arrangers:	Cahill Gordon & Reindel LLP.

Annex I to Exhibit C

Summary of Terms and Conditions

of Exchange Notes

Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Bridge Facility to which this Annex I is attached.

Issuer:	The Borrower will issue senior unsecured Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as the Initial Loans.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Initial Loan for which it is exchanged. In the case of the initial exchange by Bridge Lenders, the minimum amount of Initial Loans to be exchanged for Exchange Notes shall equal $50.0 million.

Maturity:	The Exchange Notes will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at the Total Cap (as defined in the Fee Letter).

Interest will be payable in arrears at the end of each semi-annual fiscal period.

Mandatory Redemption:	The Issuer will be required to make an offer to redeem the Exchange Notes (and, if outstanding, prepay the Initial Loans) on a pro rata basis, at par plus accrued and unpaid interest plus any applicable premiums), from the net cash proceeds (in each case, after deduction of, among other things, amounts required, if any, to repay the Term Facility) of the sale of any assets outside the ordinary course of business (in each case, subject to exceptions and baskets to be agreed, including, but not limited to, exceptions and baskets comparable to those applicable to the Term Facility). In addition, the Issuer will be required to offer to redeem the Exchange Notes upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Exchange Notes, plus accrued and unpaid interest).

Optional Redemption:	The Exchange Notes will be (a) non-callable for the first four years from the Initial Loan Maturity Date and (b) thereafter, callable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero 2 years prior to the maturity of the Exchange Notes; provided that if any Exchange Notes are held by any Commitment Party or its affiliates (other than an asset management affiliate of a Commitment Party purchasing debt securities in the ordinary course of their business as part of a regular distribution of such debt securities) shall be callable at any time at par plus accrued interest (for as long as such Exchange Notes are so held).

Notwithstanding the above, (i) prior to the fourth anniversary of the Initial Loan Maturity Date, the Borrower may redeem the Exchange Notes at a make-whole price based on the yield to maturity of U.S. Treasury notes with a maturity closest to the third anniversary of the Initial Loan Maturity Date plus 50 basis points and (ii) prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of the Exchange Notes with proceeds from certain of the Borrower’s equity offerings at a price equal to par plus a premium equal to the coupon on such Exchange Notes.

Registration Rights:	The Issuer will file as soon as practicable after the Initial Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Initial Loan Maturity Date. If within 270 days from the Initial Loan Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay additional interest of 0.25% per annum on the principal amount of the Exchange

Notes to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 271st day after the date of the first issuance of Exchange Notes (which rate of additional interest shall increase to 0.50% per annum 90 days thereafter) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer. The Issuer will also pay such additional interest for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Initial Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Similar to those in an indenture governing a high-yield senior note issue, but modified to include additional restrictions customary in interim facilities (consistent with the Documentation Considerations).

Events of Default:	Similar to those in an indenture governing a high-yield senior note issue, but modified to include additional events of default customary in interim facilities (consistent with the Documentation Considerations).

Governing Law and Forum:	New York.

EXHIBIT D

The availability of each of the Credit Facilities on the Closing Date shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in the Commitment Letter (including the Exhibits thereto).

(a) Since December 31, 2009, there shall have been no changes, effects, developments or events that, individually or in the aggregate, have had or would be reasonably be expected to have a Material Adverse Effect on the Target. For purposes hereof, “Material Adverse Effect” means with respect to any Person (as defined in the Transaction Agreement), any change, effect, development or event that has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of such Person and its Subsidiaries (as defined in the Transaction Agreement), taken as a whole; provided, however, that no change, effect, development or event (by itself or when aggregated or taken together with any and all other changes, effects, developments or events) to the extent resulting from, arising out of, or attributable to, any of the following shall be deemed to constitute or be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (A) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by the Transaction Agreement, the identity of the Borrower or the performance or compliance with the terms of the Transaction Agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships resulting therefrom, but excluding the effects of compliance with Section 5.01 of the Transaction Agreement), (D) any changes, effects, developments or events resulting from the failure of such Person to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such Person’s common stock (but not, in each case, the underlying cause of such failure or fluctuations, unless such underlying cause would otherwise be excepted from this definition), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, or (F) any changes in Applicable Law or GAAP (each as defined in the Transaction Agreement) (or any interpretation thereof), except to the extent such changes, effects, developments or events resulting from or arising out of the matters described in clauses (A), (B), (E) and (F) disproportionately affect such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

(b) Prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities (including convertible debt securities) (other than the Securities) or bank financing by or on behalf of the Borrower, the Target or any of their respective affiliates.

(c) The closing of the Credit Facilities on or before the End Date (as defined in the Commitment Letter).

(d) Receipt by the Borrower and the Target of all governmental and third-party consents referenced in Section 8.02(d) of the Transaction Agreement required to be obtained in connection with the closing of the Transaction.

(e) Each Loan Party shall have executed and delivered definitive Term Facility Documentation and ABL Facility Documentation reflecting the terms and conditions hereof and otherwise in a form reasonably satisfactory to the Joint Lead Arrangers.

(f) In the event the full amount of the Securities are not issued, the Loan Parties shall have executed and delivered definitive Bridge Facility Documentation reflecting the terms and conditions hereof and otherwise in a form reasonably satisfactory to the Joint Lead Arrangers.

(g) The Transaction shall have been consummated in accordance with applicable law. The respective amounts of the sources and uses for the Transaction shall be consistent with the Table set forth in Schedule I in all material respects. The Transaction shall be consummated in accordance with the Transaction Agreement as in effect on the date hereof without giving effect to any waivers, amendments, supplements or modifications that are in any respect materially adverse to the Lenders or the Joint Lead Arrangers without approval of the Joint Lead Arrangers (not to be unreasonably withheld or delayed). The existing funded indebtedness and commitments therefor of the Borrower and its subsidiaries and Target and its subsidiaries shall have been repaid and/or terminated, other than (i) capitalized leases not to exceed $50.0 million, (ii) other indebtedness not to exceed $10.0 million and (iii) intercompany indebtedness, which, in each case, will remain outstanding after the Closing Date.

(h) The Lenders, the Administrative Agents and the Joint Lead Arrangers shall have received all fees required to be paid, and all out-of-pocket expenses required to be paid for which invoices have been presented, at least one business day before the Closing Date, and the Borrower shall have complied with all of its other obligations under the Fee Letter.

(i) The Lenders shall have received (i) audited financial statements of the Borrower and the Target for the three most recent fiscal years and (ii) unaudited interim consolidated financial statements of the Borrower and the Target for each quarterly period ended after the latest fiscal year referred to in clause (i) above and ended at least 45 days prior to the Closing Date.

(j) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower and its subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of income for the four fiscal quarters most recently ended for which financial statements were delivered to the Lenders pursuant to paragraph (i) above, in each case adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions, with respect to the pro forma balance sheet, had occurred on such date or with respect to the pro forma statements of income, had occurred on the first day of the most recently completed fiscal year, prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X) (subject to exceptions customary for an offering under Rule 144A, unless the Securities are proposed to be offered and sold in a registered offering).

(k) The Administrative Agents shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower and its subsidiaries except for liens permitted under the Credit Facilities or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agents.

(l) Subject to the Closing Date Conditions Provisions, all documents and instruments required to perfect each Administrative Agent’s security interest in the collateral under the Credit Facilities shall have been executed and be in proper form for filing.

(m) The Administrative Agents shall have received a customary solvency certificate from the chief financial officer of the Borrower that shall document the solvency of the Borrower and its subsidiaries (on a consolidated basis) after giving effect to the Transaction and the other transactions contemplated hereby.

(n) The Administrative Agents shall have received (i) such legal opinions (including opinions (a) from counsel to the Borrower and its subsidiaries, and (b) from such special and local counsel as may be reasonably required by the Administrative Agents), documents and other instruments as are customary for transactions of this type or as they may reasonably request, in customary form for transactions of this type, and (ii) the result of the Borrowing Base audits and field exams, which shall have been completed prior to the Closing Date.

(o) As a condition to the availability of the Credit Facilities, (a) the Joint Lead Arrangers shall have received, not later than 30 consecutive days prior to the Closing Date, a confidential information memorandum (which shall include forecasts of the financial performance of the Borrower and its subsidiaries (x) on an annual basis through 2016 and (y) on a quarterly basis through 2012) for use in the syndication of the Credit Facilities, and (b) the Joint Lead Arrangers shall have been afforded a period of at least 30 consecutive days; provided that such 30 consecutive day period shall end prior to August 22, 2011 or commence after September 5, 2011; provided further that, if such 30 consecutive day period either (i) begins prior to May 28, 2011 and ends after May 30, 2011 or (ii) begins prior to July 2, 2011 and ends after July 5, 2011, such 30 consecutive day period shall be extended by 3 calendar days) upon receipt of the confidential information memorandum described in clause (a) to syndicate the Credit Facilities.

(p) (a) The Borrower shall have delivered (i) preliminary offering memoranda or preliminary prospectuses and other marketing materials relating to the Securities usable in a customary road show for the applicable Security (which in the case of preliminary offering memoranda or preliminary prospectuses shall include, without limitation, financial statements, pro forma financial statements, business and other financial data that would be required in a registered offering and other data that would be necessary for the investment bank (the “Investment Bank”) to receive customary “comfort” (including negative assurance comfort) from auditors of the Target and the Borrower, and shall comply with the rules and regulations (including Regulation S-X, other than Rule 3-10 and 3-16 of Regulation S-X) of the Securities Act, as amended) (subject to exceptions customary for a Rule 144A offering unless the Securities are proposed to be offered and sold in a registered offering) and (ii) drafts of customary comfort letters by auditors of the Target and the Borrower which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings (the “Required Offering Information”), and (b)(i) the Investment Bank shall have been afforded a reasonable period, which shall not be less than 30 consecutive days (provided that such 30 consecutive day period shall end prior to August 22, 2011 or commence after September 5, 2011; provided further that, if such 30 consecutive day period either (i) begins prior to May 28, 2011 and ends after May 30, 2011 or (ii) begins prior to July 2, 2011 and ends after July 5, 2011, such 30 consecutive day period shall be extended by 3 calendar days), following the receipt of such documentation to attempt to place the Securities with qualified purchasers thereof (it being understood that, if any of the Required Offering Information becomes “stale” under the applicable provisions of Regulation S-X during any such 30 consecutive day period, then such period shall be deemed not to have occurred and a new 30 consecutive day period shall only commence upon delivery of Required Offering Information that complies with the applicable provisions of Regulation S-X for each day of such period) and (ii) the Borrower shall have caused its, and shall have used commercially reasonable efforts to cause the Target’s, senior management and other representatives to (A) provide the Investment Bank customary access in connection with business, financial, accounting and legal diligence investigation of the Borrower and the Target and (B) participate in any “roadshow” in connection with the placement of the Securities during the period set forth in clause (b)(i) above.

(q) The Administrative Agents shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent reasonably requested by the Lenders at least 7 days prior to the Closing Date.

(r) The Borrower shall have used commercially reasonable efforts to obtain, at its expense, corporate credit or family ratings of the Borrower after giving effect to the Transactions and monitored public ratings of the Term Loan Facility and the Securities from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) at least 30 days prior to the Closing Date. The Borrower shall participate actively in the process of securing such ratings, including having senior management of the Borrower, and using commercially reasonable efforts to have senior management of the Target, meet with such rating agencies.

(s) The Specified Transaction Agreement Representations and Specified Representations shall be accurate.

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